PROXY VOTING POLICIES AND PROCEDURES

Rule 206(4)-6 under the Advisers Act (“Rule 206(4)-6”) requires SEC-registered investment advisers that have voting authority with respect to client securities to adopt written proxy voting policies and procedures. These policies and procedures must be reasonably designed to ensure that the adviser votes proxies in the best interests of clients and must describe how the adviser addresses material conflicts between its interests and those of its clients with respect to proxy voting. A copy of Exchange Traded Concepts’ Proxy Voting Policies and Procedures is attached as Exhibit F hereto.

Rule 206(4)-6 also requires that registered investment advisers disclose to clients how they can obtain information from the investment adviser on how their securities were voted. Finally, Rule 206(4)-6 requires registered investment advisers to provide clients with a concise summary of the adviser’s proxy voting policies and procedures and, upon request, to provide clients with a copy of such policies and procedures.

Recordkeeping. The Advisers Act requires SEC-registered investment advisers to maintain the following records relating to proxy voting:

•	proxy voting policies and procedures;
•	proxy statements received for clients (the adviser may rely on proxy statements filed on the SEC’s EDGAR system or, if applicable, on proxy statements maintained by a proxy voting service if the service has undertaken to provide a copy of the proxy statements promptly upon request);
•	records of votes cast on behalf of clients (the adviser may rely on records of proxy votes maintained by a proxy voting service if the service has undertaken to provide a copy of such records promptly upon request);
•	records of written requests for proxy voting information and the adviser’s written responses to written or oral requests; and
•	any documents prepared by the adviser that were material to making a proxy voting decision or that memorialized the basis for the decision.

Exhibit C, Recordkeeping Policy and Procedures, provides details regarding the record retention requirements of the Advisers Act with respect to the above records. Proxy voting will be conducted by either Exchange Traded Concepts or the subadvisers. To the extent that Exchange Traded Concepts needs to vote, Exchange Traded Concepts has authorized the appointment of Institutional Shareholder Services (“ISS”), to provide research on proxy matters and voting recommendations, and to cast votes on behalf of Exchange Traded Concepts. ISS executes and maintains appropriate records related to the proxy voting process, and Exchange Traded Concepts has access to those records. Exchange Traded Concepts maintains records of differences, if any, between this Policy and the actual votes cast.

Each subadviser’s proxy voting policies and procedures have been approved by the Trusts’ Board and when a subadviser has been delegated authority to vote a proxy, they will vote such proxy in accordance with the approved proxy voting policies and procedures.

Form N-PX. Rule 30b1-4 under the Investment Company Act requires registered investment companies to file their complete proxy voting records on Form N-PX for the 12-month period ended June 30 by August 31 of each year. The Trusts’ administrator will review all reports on Form N-PX of the Trusts and assist the Trusts in the timely filing of all such reports on Form N-PX. If necessary, the administrator will escalate any concerns or issues regarding the filing to the CCO of Exchange Traded Concepts and the CCO of the Trusts for action.